Exhibit 99.1

CONTACT:
Jill Smith Director, Corporate Communications 240.449.1250 jsmith@panacos.com	Peyton Marshall EVP and Chief Financial Officer 617.926.1551 pmarshall@panacos.com

Panacos Announces Bevirimat Phase 2b Dose Escalation Strategy

Next Cohort to Receive 250 mg Oral Solution Dose

Watertown, MA (March 12, 2007) – Panacos Pharmaceuticals, Inc. (NASDAQ: PANC), a biotechnology company dedicated to developing the next generation of antiviral therapeutic products, today announced that the Company and the US Food and Drug Administration (FDA) have agreed to a revised trial design for the Company’s Phase 2b clinical study of bevirimat (PA-457), the first-in-class maturation inhibitor for the treatment of HIV infection. The first cohort in this study was completed in December, 2006 and confirmed the antiviral activity of bevirimat shown in previous studies and extended it to HIV patients failing therapy due to antiretroviral resistance. However, the prototype tablet formulation used in that cohort resulted in bevirimat plasma concentrations that were lower than anticipated.

The next cohorts in the Phase 2b study will test the tolerability and efficacy of bevirimat in treatment-experienced patients failing current therapy, at increasing doses using the oral liquid formulation which was utilized in the bevirimat Phase 2a trial. Phase 2b dose escalation with the liquid formulation will involve 14-day “functional monotherapy,” where patients are dosed with either placebo or bevirimat in combination with their failing antiretroviral therapy. This is similar to the first Phase 2b cohort, except that patients will not continue on to extended dosing. The primary endpoints of the trial will be safety and viral load reduction on day 15. To expedite dose escalation, the cohort size will be reduced to eight patients on bevirimat and two on placebo, from 12 on bevirimat and four on placebo in the first cohort in the study. Dosing of the next cohort will be initiated at 250 mg of the oral solution once daily, a higher dose than previously studied in multiple-dose trials of bevirimat solution. Panacos plans to escalate the dose in subsequent cohorts by 50 mg per cohort following review of the safety and antiviral response from each

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preceding cohort. The Company plans to release data from each cohort as analysis is completed.

“We are very pleased to continue dose escalation in our Phase 2b clinical trial,” said Alan W. Dunton, M.D., Panacos’ Chief Executive Officer. “While we saw several patients with antiviral responses in the first Phase 2b cohort, we believe that the 250 mg liquid dose cohort should provide substantially greater bevirimat plasma concentrations with the potential for correspondingly greater antiviral responses. Models relating antiviral response to drug levels based on earlier bevirimat clinical data indicated that doses of the liquid solution in the 300-400 mg range would be likely to approach the maximum antiviral effect. Our new study design should allow us to see antiviral response data from that dose range later this year.”

After dose escalation to determine the optimal dose(s) of bevirimat, the Company plans to dose one or more cohorts for at least a three-month period, using an optimized formulation suitable for pivotal clinical trials. These long-term dosing cohorts may enroll greater numbers of patients in need of new treatment options, and the Company believes they would be the basis for demonstrating safety and efficacy prior to initiating pivotal clinical trials of bevirimat.

Dr. Dunton commented, “We continue to make progress on development of a formulation suitable for extended dosing in Phase 2b and look forward to providing further updates on that program over the next few months. Our goal is to develop an optimized formulation for extended dosing in Phase 2b later this year. Based on this progress and the dose escalation plan, we believe we will be able to initiate pivotal trials of bevirimat in 2008.”

About Panacos

Panacos is developing the next generation of anti-infective products through discovery and development of small molecule oral drugs for the treatment of HIV and other major human viral diseases. HIV infects approximately 1.7 million people in North America and Western Europe and approximately 40 million people worldwide. Approximately 650,000 patients are treated annually for HIV in the United States

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and Western Europe. Resistance to currently available drugs is one of the most pressing problems in HIV therapy and the leading cause of treatment failure. Panacos’ proprietary discovery technologies are designed to combat resistance by focusing on novel targets in the virus life cycle, including virus maturation and virus fusion.

Panacos’ lead candidate, bevirimat (PA-457), is the first in a new class of oral HIV therapeutics under development called maturation inhibitors, discovered by Panacos scientists and their academic collaborators. Based on its novel mechanism of action, bevirimat is designed to have potent activity against a broad range of HIV strains, including those that are resistant to existing classes of drugs. The Company has completed seven clinical studies of bevirimat in over 300 subjects, showing significant reductions in viral load in HIV-infected subjects and a promising safety profile, and is currently in Phase 2b clinical trials. The Company also has a second-generation program in HIV maturation inhibition in Phase 1 clinical testing and a research program to develop oral HIV fusion inhibitors.

Except for the historical information contained herein, statements made herein, including those relating to the clinical development of bevirimat and the Company’s second-generation program in HIV maturation inhibition and HIV fusion inhibitors, including the timing thereof, the potential results of treatment with bevirimat and future clinical trials and clinical practice are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks as set forth in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and subsequent reports on Form 10-Q. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein. The Company undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

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